Exhibit 99.1 Contact: Jeff Harkins Investor Relations 940-297-3877

Sally Beauty Holdings, Inc. Announces EPS Growth and Positive Same Store Sales for the Fourth Quarter

➢	GAAP Diluted EPS Grows to $0.62; Increasing 6.9% Compared to Prior Year
➢	Adjusted Diluted EPS Grows to $0.63; Increasing 8.6% Compared to Prior Year
➢	Positive Same Store Sales Growth of +1.3% for Enterprise; +3.7% for Sally Beauty U.S. and Canada
➢	E-commerce Sales Growth Continues: +69% Globally Compared to Prior Year
➢	Gross Margin Sees Strong Expansion: Up 150 Basis Points Compared to Prior Year to 51.1%
➢	Strong Cash Flow from Operations of $153 Million, Driven by Working Capital Improvements; Operating Free Cash Flow of $131 Million
➢	$445 Million of Debt Reduction in Quarter, With Ample Liquidity Remaining; Balance Sheet Cash of $514 Million
➢	Agile Reaction to COVID-19 and Continued Transformation Progress Provide Runway for FY21

DENTON, Texas, November 12, 2020 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced financial results for its fourth quarter ended September 30, 2020. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results.

Fiscal 2020 Fourth Quarter Overview

For the fourth quarter, consolidated same store sales increased by 1.3%. Consolidated net sales were $957.8 million in the fourth quarter, down 0.8% compared to the prior year, as an increase in same store sales, led by a +3.7% from the Sally Beauty U.S. and Canadian retail business, and a favorable impact from foreign currency translation of approximately 20 basis points on reported sales, was offset by a slower recovery from elements of Beauty Systems Group’s full-service business, the impact of lost professional sales associated with the second round of COVID-19 related shut-downs of California salons during parts of July and August, and a smaller store base with 23 fewer stores compared to the prior year. Global e-commerce sales grew by 69% in the fourth quarter compared to the prior year.

GAAP diluted earnings per share in the fourth quarter were $0.62, compared to $0.58 in the prior year, an increase of 6.9%, driven primarily by a much stronger gross margin rate, lower income tax expense, and a lower average share count; which was partially offset by modestly higher selling, general and administrative expenses due to higher e-commerce delivery expense and continued transformation investment, and an increase in interest expense. Adjusted diluted earnings per share, excluding charges related to the Company’s previously announced restructuring efforts in both years and COVID-19 related income in the current year from a Canadian wage subsidy, were $0.63 in the fourth quarter, compared to $0.58 in the prior year, an increase of 8.6%.

“During the fourth quarter, we saw a significant acceleration in our sales and margin performance compared to the third quarter boosted by the reopening and stabilization of our operations across the globe and progress from our strategic initiatives in innovation, digital content, technology and talent. While total reported sales for the fourth quarter slightly trailed the prior year period, due primarily to the ongoing impact of the COVID crisis and fewer stores, we are pleased to report positive same store sales and significant gross margin expansion. We ended the year with strong liquidity, including $131 million in operating free cash flow for the quarter and a strengthened balance sheet with over $500 million of cash after proactively reducing our debt levels by $445 million. I am proud of our 30,000 associates around the world who assisted our Company in meeting the needs of our customers during this unsettling time,” said Chris Brickman, president and chief executive officer.

“We begin fiscal 2021 focused on completing our transformation plan while maintaining stringent financial discipline and ample liquidity as uncertainty remains as to the duration and severity of the pandemic. Our strategic initiatives will involve capitalizing on strong consumer interest in DIY hair color, building and refining our digital customer experience including the addition of ‘Buy Online / Pickup In-Store’, growing our new Private Label Rewards Credit Card Program, expanding the rollout of JDA to the rest of our distribution centers, and growing our partnerships with Female-owned and Black-owned brands. This should provide our Company with a strong platform as we navigate past COVID-19 and achieve our goal of sustained long-term profitable growth.”

Update on Transformation Plan

Despite the disruptions caused by COVID-19, the Company completed key objectives of our Transformation Plan in Fiscal Year 2020, including:

•	The rollout of the Oracle-based point-of-sale system to both Sally Beauty and Beauty Systems Group stores;
•	The national launch of the new Sally Beauty brand campaign ‘Unleash Your PROtential’;
•	The launch of new service models including ‘Ship-From-Store’ at 2,400 Sally Beauty stores, ‘Same-Day Delivery’ at 1,000 Beauty Systems Group stores and ‘Curbside Pickup’ in both segments;
•	The launch of the new Private Label Rewards Credit Card Program at both Sally Beauty and Beauty Systems Group; and
•	The addition of key talent across store operations, merchandising, marketing, e-commerce and finance.

As we move into Fiscal Year 2021, the Company’s focus will be on the following key initiatives:

•

Leveraging elevated digital capabilities through the rollout of ‘Buy Online / Pickup In-Store’ at all Sally U.S. retail stores in November and expanding it to Beauty Systems Group stores in the second half of the year;

•

Growing customer engagement and loyalty through the recently launched Private Label Rewards Credit Card Program for the Sally Beauty segment and the new Beauty Systems Group loyalty framework, and redesigning of the Beauty Systems Group e-commerce site and mobile app;

•	Increasing brand partnerships that resonate strongly with our customers, including growing our leadership in Female-owned and Black-owned brands;
•	Optimizing efficiencies and driving savings through the ongoing rollout of JDA, our new merchandising and supply chain platform, to all distribution centers; and
•	Continuing to build and refine our digital customer experience, globally.

Fiscal 2020 Fourth Quarter Financial Detail

Consolidated gross profit for the fourth quarter was $489.1 million, an increase of $9.9 million from the prior year. Consolidated gross margin was 51.1%, an increase of 150 basis points compared to the prior year, driven primarily by fewer promotions and favorable mix shifts to higher margin categories, partially offset by a reduction in vendor allowances from fewer promotions and reduced inventory purchases.

As a percentage of sales, selling, general and administrative expenses were 38.3% compared to 37.7% in the prior year, driven primarily by higher e-commerce delivery expense, continued transformation investment, and a lower sales volume compared to the prior year.

GAAP operating earnings and operating margin in the fourth quarter were $119.7 million and 12.5%, respectively, compared to $116.1 million and 12.0%, respectively, in the prior year. Adjusted operating earnings and operating margin were $120.3 million and 12.6%, respectively, compared to $115.3 million and 11.9%, respectively, in the prior year.

GAAP net earnings in the fourth quarter were $70.2 million, an increase of $1.2 million, or 1.7% compared to the prior year. Adjusted EBITDA in the fourth quarter was $146.6 million, an increase of $2.5 million, or 1.8%, compared to the prior year, and adjusted EBITDA margin was 15.3%, an increase of 40 basis points compared to the prior year.

During the fourth quarter, cash flow from operations was $152.5 million, an increase of 30.8% compared to the prior year, driven in part by working capital improvements. Capital expenditures totaled $21.1 million. Operating free cash flow was $131.4 million, an increase of 66.6% compared to the prior year.

The Company used cash to reduce its debt levels by $445 million, including paying off its outstanding balance on its revolving line of credit of $375 million, the entire FILO loan balance of $20 million, and $50 million of the fixed portion of its Term Loan B. The Company did not repurchase any shares during the quarter. In addition, the Company also completed a small acquisition in Quebec, Canada, which added 10 stores, 17 direct sales consultants and exclusive distribution rights to premier professional hair color and hair care brands such as Wella Professional, Goldwell and Oribé.

At the end of the fourth quarter, the Company had $514 million in cash on the balance sheet and a zero balance on its $600 million revolving line of credit. Generally, the Company ended the quarter with a leverage ratio of 2.88x, reflecting our significant cash balance. For comparison purposes, the leverage ratio, as defined in our loan agreements, where the impact of cash on-hand is capped at $100 million for net debt calculation purposes, was 3.79x.

Fiscal 2020 Fourth Quarter Segment Results

Sally Beauty Supply

•

Global segment same store sales increased by 1.7% for the fourth quarter. The Sally Beauty businesses in the U.S. and Canada represented 80% of the segment sales for the quarter and had a same store sales increase of 3.7%. Europe had a decrease in same store sales for the quarter while Latin America had a significant decline in same store sales given approximately 15% of the stores were closed for more than half of the quarter due to COVID-19.

•	Net sales were $576.6 million in the quarter, an increase of 0.8% compared to the prior year, driven primarily by the increase in same store sales, a favorable foreign exchange impact of approximately 40 basis points, partially offset by 42 fewer stores compared to the prior year and the temporary store closures in Latin America due to COVID-19.
•	At the end of the quarter, net store count was 3,653, a decline of 42 stores compared to the prior year.
•

Gross margin increased by 180 basis points to 57.6% in the quarter with the Sally Beauty business in the U.S. and Canada hitting a gross margin of 61.0% for the first time. The positive impact from fewer promotions and favorable product mix were partially offset by lower vendor allowances.

•	GAAP operating earnings were $103.9 million in the quarter, an increase of 10.6% compared to the prior year. GAAP operating margin was 18.0%, compared to 16.4% in the prior year.

Beauty Systems Group

•

Total segment same store sales increased by 0.6% for the fourth quarter. The COVID-19 related shut-down of California salons had an unfavorable impact of approximately 90 basis points on the segment’s same store sales.

•

Net sales were $381.2 million in the quarter, a decrease of 3.3% compared to the prior year, driven primarily by a slower recovery from the national account chain business, the impact of lost sales associated with the second round of COVID-19 related shut-downs of California salons during parts of July and August, and an unfavorable foreign exchange impact of approximately 10 basis points.

•	At the end of the quarter, net store count was 1,385, an increase of 19 stores compared to the prior year.
•	Gross margin increased by 60 basis points to 41.2% in the quarter, driven primarily by fewer promotions but partially offset by lower vendor allowances.
•	GAAP operating earnings were $50.6 million in the quarter, a decrease of 14.4% compared to the prior year. GAAP operating margin in the quarter was 13.3%, compared to 15.0% in the prior year.
•	At the end of the quarter, there were 715 distributor sales consultants, compared to 748 in the prior year.

Fiscal 2020 Full-Year Financial Highlights

For the full fiscal year, consolidated same store sales decreased by 8.1%. Consolidated net sales were $3.51 billion, a decrease of 9.3%, driven primarily by the impact of COVID-19 shut-downs, operating 23 fewer stores, and an unfavorable impact from foreign currency translation of approximately 10 basis points. Global e-commerce sales grew by 103% compared to the prior year.

Full-year gross margin was 48.8%, a decrease of 50 basis points compared to the prior year. The primary drivers for the decline were from the non-cash write down of inventory of $27.1 million that occurred in the third quarter and lower vendor allowances from fewer promotions and reduced inventory purchases, which were mostly offset by the benefits of fewer promotions and the favorable mix shift to higher margin categories.

As a percentage of sales, selling, general and administrative expenses were 41.1% compared to 37.5% in the prior year, driven primarily by the significant deleveraging from lost sales related to COVID-19.

GAAP operating earnings and operating margin for the full fiscal year were $258.8 million and 7.4%, respectively, compared to $458.5 million and 11.8%, respectively, in the prior year. Adjusted operating earnings and operating margin, excluding COVID-19 net expenses in the current year and charges related to the Company’s transformation efforts in both years, were $294.4 million and 8.4%, respectively, compared to $457.8 million and 11.8%, respectively, in the prior fiscal year.

GAAP net earnings for the full fiscal year were $113.2 million, a decrease of $158.4 million, or 58.3%, from the prior year. Full-year Adjusted EBITDA was $438.5 million, a decrease of 23.7% from the prior year, and Adjusted EBITDA margin was 12.5%, a decline of approximately 230 basis points from the prior year.

GAAP diluted earnings per share for the full fiscal year were $0.99, a decline of 56.2% compared to the prior year. Adjusted diluted earnings per share in fiscal year 2020 were $1.22, a decline of 46.0% compared to the prior year.

For the full fiscal year, cash flow from operations was $426.9 million, an increase of 33.2% compared to the prior year, driven in part by working capital improvements. Net payments for capital expenditures totaled $110.8 million. Operating free cash flow was $316.1 million, an increase of 38.7% compared to the prior year. For the full fiscal year, the Company repurchased 4.7 million shares at an aggregate cost of $61.4 million.

Fiscal 2020 Full-Year Segment Results

Sally Beauty Supply

•

Global segment same store sales decreased by 8.1% for the full fiscal year, driven primarily  by COVID-19 related store shutdowns. The Sally Beauty businesses in the U.S. and Canada represented 80% of the segment sales for the full fiscal year and had a decrease in same store sales of 6.5%.

•

Net sales were $2.08 billion for the full fiscal year, a decrease of 9.3% compared to the prior year, driven primarily by the disruption to business operations from COVID-19, 42 fewer stores, and an unfavorable foreign exchange impact of approximately 20 basis points.

•

Gross margin decreased by 110 basis points to 54.4% for the full fiscal year, driven primarily by the non-cash write down of inventory that occurred in the third quarter, lower vendor allowances from fewer promotions and reduced inventory purchases, which were partially offset by the benefits of fewer promotions and the favorable mix shift to higher margin categories.

•

GAAP operating earnings were $237.6 million for the full fiscal year, a decrease of 35.2% compared to the prior year, driven primarily by the impact from COVID-19. GAAP operating margin was 11.4% compared to 16.0% in the prior year.

Beauty Systems Group

•	Total segment same store sales decreased by 8.3% for the full fiscal year, driven primarily by the impact from COVID-19 related shutdowns.
•

Net sales were $1.43 billion for the full fiscal year, a decrease of 9.5% compared to the prior year, driven primarily by the disruption to business operations from COVID-19 and an unfavorable foreign currency translation impact of approximately 10 basis points.

•

Gross margin increased by 40 basis points at 40.7% for the full fiscal year, driven primarily by fewer promotions, which was partially offset by lower vendor allowances from fewer promotions and reduced inventory purchases.

•

GAAP operating earnings were $194.2 million for the full fiscal year, a decrease of 18.9% compared to the prior year, driven primarily by the impact of COVID-19. GAAP operating margin was 13.5% compared to 15.1% in the prior year.

Fiscal Year 2021 Outlook

The Company will provide perspective on its outlook for the coming quarters during its earnings conference call. The Company will not be providing formal guidance at this time.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast today to discuss its financial results and its business at approximately 7:30 a.m. Central Time. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 867-6169 (International: (409) 207-6975) and referencing the access code 4004457#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. In addition, a supplemental slide presentation may be viewed during the call at the following link SBH Q4 Earnings Presentation. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, November 12, 2020, through November 19, 2020, by dialing (866) 207-1041 (International: (402) 970-0847 and reference access code 4087901. Also, a website replay will be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.5 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,038 stores, including 143 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany. On average, Sally Beauty Supply stores offer about 8,000 products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. On average, Beauty Systems Group stores, branded as Cosmo Prof or Armstrong McCall stores, along with its outside sales consultants, sell about 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, the risks and uncertainties related to COVID-19 and those described in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2019, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and our Current Report on Form 8-K dated as of July 30, 2020, each as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA and EBITDA Margin; (2) Adjusted Operating Earnings and Operating Margin; (3) Adjusted Diluted Net Earnings Per Share; and (4) Operating Free Cash Flow.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously announced restructuring plans, costs related to COVID-19, costs related to the non-cash write down of inventory related to slow moving SKUs and impairment costs related to long-lived assets not included in restructuring for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude costs related to the Company’s previously announced restructuring plans and costs related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude tax-effected costs related to the Company’s previously announced restructuring plans and tax-effected costs related to COVID-19 for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net).  We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses; providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.  Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules
Segment Information	1
Non-GAAP Financial Measures Reconciliations	2-3
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	4
Store Count and Same Store Sales	5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2020	2019	Percentage Change	2020	2019	Percentage Change
Net sales	$957,812	$965,937	(0.8)%	$3,514,330	$3,876,411	(9.3)%
Cost of products sold	468,669	486,646	(3.7)%	1,798,736	1,965,869	(8.5)%
Gross profit	489,143	479,291	2.1%	1,715,594	1,910,542	(10.2)%
Selling, general and administrative expenses	366,982	363,955	0.8%	1,442,809	1,452,751	(0.7)%
Restructuring	2,484	(756)	(428.6)%	14,025	(682)	(2,156.5)%
Operating earnings	119,677	116,092	3.1%	258,760	458,473	(43.6)%
Interest expense	28,310	22,217	27.4%	98,793	96,309	2.6%
Earnings before provision for income taxes	91,367	93,875	(2.7)%	159,967	362,164	(55.8)%
Provision for income taxes	21,179	24,868	(14.8)%	46,722	90,541	(48.4)%
Net earnings	$70,188	$69,007	1.7%	$113,245	$271,623	(58.3)%

Earnings per share:
Basic	$0.63	$0.58	8.6%	$0.99	$2.27	(56.4)%
Diluted	$0.62	$0.58	6.9%	$0.99	$2.26	(56.2)%

Weighted average shares:
Basic	112,296	118,374		113,881	119,636
Diluted	113,090	118,997		114,680	120,283

			Basis Point Change			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	51.1%	49.6%	150	48.8%	49.3%	(50)
Selling, general and administrative expenses	38.3%	37.7%	60	41.1%	37.5%	360
Consolidated operating margin	12.5%	12.0%	50	7.4%	11.8%	(440)
Effective tax rate	23.2%	26.5%	(330)	29.2%	25.0%	420

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,
	2020	2019
Cash and cash equivalents	$514,151	$71,495
Trade and other accounts receivable	56,429	104,539
Inventory	814,503	952,907
Other current assets	48,014	34,612
Total current assets	1,433,097	1,163,553
Property and equipment, net	315,029	319,628
Operating lease asset	525,634	—
Goodwill and other intangible assets	598,321	592,837
Other assets	23,066	22,428
Total assets	$2,895,147	$2,098,446
Current maturities of long-term debt	$180	$1
Accounts payable	236,333	278,688
Accrued liabilities	170,665	169,054
Current operating lease liabilities	153,267	—
Income taxes payable	2,917	8,336
Total current liabilities	563,362	456,079
Long-term debt	1,796,897	1,594,542
Long-term operating lease liabilities	394,375	—
Other liabilities	32,976	27,757
Deferred income tax liabilities, net	92,094	80,391
Total liabilities	2,879,704	2,158,769
Total stockholders' equity (deficit)	15,443	(60,323)
Total liabilities and stockholders' equity (deficit)	$2,895,147	$2,098,446

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2020	2019	Percentage Change	2020	2019	Percentage Change
Net sales:
Sally Beauty Supply ("SBS")	$576,578	$571,856	0.8%	$2,080,703	$2,293,094	(9.3)%
Beauty Systems Group ("BSG")	381,234	394,081	(3.3)%	1,433,627	1,583,317	(9.5)%
Total net sales	$957,812	$965,937	(0.8)%	$3,514,330	$3,876,411	(9.3)%

Operating earnings:
SBS	$103,904	$93,942	10.6%	$237,588	$366,412	(35.2)%
BSG	50,649	59,172	(14.4)%	194,206	239,572	(18.9)%
Segment operating earnings	154,553	153,114	0.9%	431,794	605,984	(28.7)%

Unallocated expenses (1)	32,392	37,778	(14.3)%	159,009	148,193	7.3%
Restructuring	2,484	(756)	(428.6)%	14,025	(682)	(2156.5)%
Interest expense	28,310	22,217	27.4%	98,793	96,309	2.6%
Earnings before provision for income taxes	$91,367	$93,875	(2.7)%	$159,967	$362,164	(55.8)%

Segment gross margin:	2020	2019	Basis Point Change	2020	2019	Basis Point Change
SBS	57.6%	55.8%	180	54.4%	55.5%	(110)
BSG	41.2%	40.6%	60	40.7%	40.3%	40
Segment operating margin:
SBS	18.0%	16.4%	160	11.4%	16.0%	(460)
BSG	13.3%	15.0%	(170)	13.5%	15.1%	(160)
Consolidated operating margin	12.5%	12.0%	50	7.4%	11.8%	(440)

(1) Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30, 2020
	As Reported	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$366,982	$—	$1,872	$368,854
SG&A expenses, as a percentage of sales	38.3%			38.5%
Operating earnings	119,677	2,484	(1,872)	120,289
Operating margin	12.5%			12.6%
Earnings before provision for income taxes	91,367	2,484	(1,872)	91,979
Provision for income taxes (3)	21,179	584	(502)	21,261
Net earnings	$70,188	$1,900	$(1,370)	$70,718
Earnings per share:
Basic	$0.63	$0.02	$(0.01)	$0.63
Diluted	$0.62	$0.02	$(0.01)	$0.63

	Three Months Ended September 30, 2019
	As Reported	Restructuring (1)		As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$363,955	$—		$363,955
SG&A expenses, as a percentage of sales	37.7%			37.7%
Operating earnings	116,092	(756)		115,336
Operating margin	12.0%			11.9%
Earnings before provision for income taxes	93,875	(756)		93,119
Provision for income taxes (3)	24,868	(277)		24,591
Net earnings	$69,007	$(479)		$68,528
Earnings per share:
Basic	$0.58	$(0.00)		$0.58
Diluted	$0.58	$(0.00)		$0.58

(1)  For the three months ended September 30, 2020, restructuring represents expenses incurred primarily in connection with Project Surge and the Transformation Plan. For the three months ended September 30, 2019, restructuring represents a gain in connection with the sale of our Marinette, Wisconsin, fulfillment center, partially offset by expenses incurred in connection with the 2018 Restructuring Plan.

(2) COVID-19 primarily represents a wage subsidy provided by the Canadian government under the Canada Emergency Wage Subsidy.

(3)  The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures Reconciliations, Continued
(In thousands, except per share data)
(Unaudited)

	Twelve Months Ended September 30, 2020
	As Reported	Restructuring (1)	COVID-19 (2)	As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$1,442,809	$—	$(21,578)	$1,421,231
SG&A expenses, as a percentage of sales	41.1%			40.4%
Operating earnings	258,760	14,025	21,578	294,363
Operating margin	7.4%			8.4%
Earnings before provision for income taxes	159,967	14,025	21,578	195,570
Provision for income taxes (3)	46,722	3,551	5,183	55,456
Net earnings	$113,245	$10,474	$16,395	$140,114
Earnings per share:
Basic	$0.99	$0.09	$0.14	$1.23
Diluted	$0.99	$0.09	$0.14	$1.22

	Twelve Months Ended September 30, 2019
	As Reported	Restructuring (1)		As Adjusted (Non-GAAP)
Selling, general and administrative expenses	$1,452,751	$—		$1,452,751
SG&A expenses, as a percentage of sales	37.5%			37.5%
Operating earnings	458,473	(682)		457,791
Operating margin	11.8%			11.8%
Earnings before provision for income taxes	362,164	(682)		361,482
Provision for income taxes (3)	90,541	(573)		89,968
Net earnings	$271,623	$(109)		$271,514
Earnings per share:
Basic	$2.27	$(0.00)		$2.27
Diluted	$2.26	$(0.00)		$2.26

(1)  For fiscal year 2020, restructuring represents expenses incurred primarily in connection with Project Surge and the Transformation Plan. For fiscal year 2019, restructuring represents gains in connection with the sale of our secondary headquarters and certain fulfillment centers, partially offset by expenses incurred in connection with the 2018 Restructuring Plan.

(2)  COVID-19 primarily represents costs associated with disaster pay for furloughed employees in response to the coronavirus pandemic. These cost were partially offset by an employee retention payroll tax credit provided by the U.S. Coronavirus Aid, Relief, and Economic Security Act, or CARES Act, and the Canada Emergency Wage Subsidy provided by the Canadian government.

(3)  The provision for income taxes was calculated using the applicable tax rates for each country upon the recognition of expenses or gains, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures Reconciliations, Continued
(In thousands)
(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
Adjusted EBITDA:	2020	2019	Percentage Change	2020	2019	Percentage Change
Net earnings	$70,188	$69,007	1.7%	$113,245	$271,623	(58.3)%
Add:
Depreciation and amortization	25,950	27,233	(4.7)%	106,779	107,658	(0.8)%
Interest expense	28,310	22,217	27.4%	98,793	96,309	2.6%
Provision for income taxes	21,179	24,868	(14.8)%	46,722	90,541	(48.4)%
EBITDA (non-GAAP)	145,627	143,325	1.6%	365,539	566,131	(35.4)%
Inventory charges (1)	—	—	—	27,054	—	100.0%
COVID-19	(1,872)	—	100.0%	21,578	—	100.0%
Restructuring	2,484	(756)	(428.6)%	14,025	(682)	(2,156.5)%
Share-based compensation	(668)	1,452	(146.0)%	8,426	9,180	(8.2)%
Impairment (2)	982	—	100.0%	1,883	—	100.0%
Adjusted EBITDA (non-GAAP)	$146,553	$144,021	1.8%	$438,505	$574,629	(23.7)%

			Basis Point Change			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	15.3%	14.9%	40	12.5%	14.8%	(230)

Operating Free Cash Flow:	2020	2019	Percentage Change	2020	2019	Percentage Change
Net cash provided by operating activities	$152,505	$116,592	30.8%	$426,889	$320,415	33.2%
Less:
Payments for property and equipment, net (3)	21,103	37,701	(44.0)%	110,805	92,443	19.9%
Operating free cash flow (non-GAAP)	$131,402	$78,891	66.6%	$316,084	$227,972	38.7%

(1) Incremental, non-cash write down of inventory as part of aggressive tactical inventory clearance actions.

(2) Impairment charges related to long-lived assets and operating lease assets outside of restructuring.

(3)  For the three and twelve months ended September 30, 2019, payments for property and equipment, net includes cash proceeds of $3.3 million and $15.3 million, respectively, from the sale of our secondary headquarters and certain fulfillment centers in connection with the Transformation Plan.

Supplemental Schedule 5

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES
Store Count and Same Store Sales
(Unaudited)

	As of September 30,
	2020	2019	Change
Number of stores:
SBS:
Company-operated stores	3,644	3,682	(38)
Franchise stores	9	13	(4)
Total SBS	3,653	3,695	(42)
BSG:
Company-operated stores	1,251	1,220	31
Franchise stores	134	146	(12)
Total BSG	1,385	1,366	19
Total consolidated	5,038	5,061	(23)
Number of BSG distributor sales consultants	715	748	(33)

BSG distributor sales consultants (DSC) include 183 and 202 sales consultants employed by our franchisees at September 30, 2020 and 2019, respectively. Additionally, the DSC count at September 30, 2020 includes 17 new DSCs in connection with a BSG acquisition.

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2020	2019	Basis Point Change	2020	2019	Basis Point Change
Same store sales growth (decline):
SBS	1.7%	1.3%	40	(8.1)%	0.4%	(850)
BSG	0.6%	0.8%	(20)	(8.3)%	0.2%	(850)
Consolidated	1.3%	1.1%	20	(8.1)%	0.3%	(840)

For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include e-commerce sales, but do not generally include the sales from stores relocated until 14 months after the relocation. The sales from stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.